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The slide presentation attached below was provided to RiskMetrics Group on December 19, 2008, by Sun-Times Media Group, Inc., and may be used to make presentations to certain other corporate governance organizations.

Meeting with ISS December 19, 2008

Cautionary Statement on Forward-Looking Statements Certain statements made in this presentation are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words "believe," "anticipate," "expect," "estimate," "project," "will be," "will continue," "will likely result," "plan," or similar words or phrases. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed by Sun-Times Media Group with the Securities and Exchange Commission, including in its Forms 10-K and 10-Q. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on the Company's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Agenda Overview of Sun-Times Media Group Introduction Sun-Times Media Group has made significant progress in 2008 and is implementing an aggressive plan that addresses key dissident shareholder questions. Sun-Times Media Group directors are a highly dedicated, talented group who have led this Company through dark times; remaining (non- retiring) directors are prepared to lead us into 2009. Davidson Kempner's slate of director nominees is the wrong choice for this Company. Dissident's issues and our existing plans Conclusion and recommendation

Overview of Sun-Times Media Group Sun-Times Media Group is dedicated to being the premier source of local news and information in the Chicago region. The Sun-Times News Group, STMG's operating subsidiary, links the Chicago Sun-Times and 70 suburban Chicago newspaper titles, and 92 Web sites with a Chicago region footprint second to none. The Chicago Sun-Times is the city's most-read paper (2007 Scarborough data) and is home to some of the best-known columnists in the nation, including Roger Ebert, Richard Roeper, Carol Marin, Rick Telander, Lynn Sweet, and Bob Novak. Suburban units have strong roots and long historical ties to their communities: Pioneer Press, covers Chicago's affluent north shore and northwest suburbs. Fox Valley, covers Chicago's rapidly growing south/western suburban communities - including Kane and Kendall counties, two of the fastest-growing in the nation. Deep commitment to journalistic integrity in a state with "colorful" politics. 2,300 employees as of October 2008.

Introduction Sun-Times Media Group (STMG) has a sound, aggressive strategic plan to address key concerns regarding negative cash flow and transformational pressures epidemic throughout the news media industry. Sun-Times Media Group board is committed to restoring the Company to cash- flow neutral and eliminating cash burn in the next 12-24 months. Management has developed a detailed plan to achieve that goal. Davidson Kempner (DK) is flat-out wrong in its contention that management does not have an adequate plan. IN FACT DK HAS OFFERED NO PLAN AT ALL. DK's nominees have no local presence and no understanding of the Chicago marketplace or readership base. The STMG Board has been effectively blocked from meeting DK's board candidates to verify their independence or lack of conflicts of interest. The independence question takes on urgency as DK is a major unsecured creditor with a claim of $203.9 million in the Tribune Co.'s bankruptcy reorganization filing of 12/8/08; Tribune Co.'s Chicago Tribune is the major competitor to the Chicago Sun-Times.

2008 Accomplishments First, a look at what we accomplished in this regard in 2008: We resolved governance issues with Hollinger Inc. STNG increased market share in Chicago DMA four of the last five quarters. Outsourced several non-core functions: Circulation customer service Distribution of all home delivery and suburban single copy Inbound classified sales Advertising production IT help desk Eliminated $50 million of costs by Q3 2008 to align cost structure with declining revenues. Part of that cost reduction included lowering headcount within Sun-Times Media Group by 534 people in the last 12 months.

Plan for 2009 We have a plan in place for 2009 as print advertising (about 70% of our revenue) continues to decline throughout the industry. There are four key components: Focus - Elimination of unprofitable products to focus resources on areas of higher profitability. In 2008, we eliminated 16 titles and we're looking at eliminating several more unprofitable publications in 2009. Efficiency - Further cost reductions and process improvements to allow a lower and more variable cost structure. Examples include outsourcing, web width reduction, newshole control, facilities consolidation, deregistration. Market share and revenue - Laser-like focus on areas where we have a competitive advantage. Examples include YourSeason.com and Yahoo! alliances, zip code zoning, selective price increases. Transformation - News companies cannot survive with current business models. Our plan includes significant restructuring of our organization to deliver content and satisfy customers (readers and advertisers) profitably at a fraction of our size.

Sun-Times Media Group's Duly Elected Board Formed Special Committee that investigated and uncovered a staggering amount of wrong- doing by previous management team; recoveries from these activities were $129.6 million as of 9/30/08 Ousted previous management and cooperated with government officials; ultimately resulted in multiple convictions in 2007 and imprisonment of former management Board member, President and CEO Cyrus Freidheim has worked tirelessly to implement the highly constructive changes your Board has enacted to address the issues the Board had identified and now echoed by the dissidents Divested company of foreign subsidiaries including Canadian subsidiaries, Jerusalem Post and the Telegraph (UK) to create current Chicago-focused news company; paid dividends to shareholders (including $500 million in special dividends) related to those divestitures Navigated (and continues to navigate) daunting legacy tax issues Resolved governance challenge in 2007 by largest shareholder Hollinger Inc. with 2008 legal settlement favorable to the Company and to shareholders Has overseen and successfully implemented numerous strategic operational changes to the business such as multiple cost reduction plans and revenue enhancement initiatives Sun-Times Media Group's duly elected Board is a highly skilled group with deep institutional knowledge and a solid track record of achieving resolution on a number of complicated legal and governance issues. A few highlights:

Sun-Times Media Group's Duly Elected Board (continued) STMG launched a strategic alternatives process in early 2008 at the request of shareholders - that process is ongoing in what has been a turbulent marketplace. The Board itself recognized that its legacy tasks have been substantially completed and new skills and greater ties to Chicago are required going forward. The Special Committee has been disbanded and the Board has taken direct control over all remaining Special Committee issues. The Board announced in November 2008 intent by Paris, Seitz and Savage to resign by year-end. Rotation of three directors will permit a phased renewal of the Board. Board and management have identified highly qualified Chicago area candidates with strong community and business ties as potential replacement directors. Remaining STMG directors are prepared to lead us into 2009.

STMG Board of Directors on 12/19/08 Herbert A. Denton President of Providence Capital Inc., which he founded in 1991. Former Managing Director for Jefferies & Co., where he headed mergers and acquisitions and represented a number of leading investors and funds. Active in several governance challenges to non-performing companies. Peter J. Dey Chairman of Paradigm Capital Inc., a Canadian securities firm. Former partner in the law firm of Osler, Hoskin & Harcourt. Former Chair, Toronto Stock Exchange Committee on Corporate Governance in Canada. Former Chairman of the Ontario Securities Commission. Cyrus F. Freidheim, Jr. Sun-Times Media Group President and Chief Executive Officer since November 2006. Chairman of Old Harbour Partners, a private investment firm. Former Chairman, President and Chief Executive Officer of Chiquita Brands International Inc. Former Vice Chairman, Booz Allen & Hamilton International. Has served on 10 public company boards since 1990.

STMG Board of Directors on 12/19/08 (continued) Gordon A. Paris* Served as the Company's President and Chief Executive Officer until November 2006 and as Chairman of the Company's Board of Directors until June 2006. Appointed Interim Chairman in January 2004 and as Interim President and Chief Executive Officer in November 2003. Former Managing Director at Berenson & Company, a private investment bank, from 2002 to 2007. Robert B. Poile Lead Portfolio Strategist for South Pole Capital, a major shareholder of the Company. Graham W. Savage* Former Chief Financial Officer, Rogers Communications Inc., a major Toronto-based media and communications company. Chairman, Callisto Capital LP, a merchant banking firm based in Toronto. Director and chairman of the audit committee of Canadian Tire Corporation, Limited, a Canadian public reporting company. Raymond G.H. Seitz* Chairman of the Company's Board of Directors since June 2006. Former Vice Chairman of Lehman Brothers (Europe). Former American Ambassador to the Court of St. James from 1991 to 1995. * On 11/18/08, announced intention to resign from the Board by 12/31/08

Davidson Kempner Slate of Proposed Candidates Davidson Kempner's slate of proposed candidates has serious shortcomings that could negatively affect shareholders. Neither DK nor its slate have offered ANY plan or rationale for why they could better serve STMG shareholders. DK has denied the Board the opportunity to meet with or independently vet these candidates. None of these candidates is local or appears to have experience with or understanding of Chicago region. The only existing director that DK wants to keep on the Board has only been on the Board for six months. The Board proposed a negotiated settlement that included 2-3 current and new Chicago-based directors to assure a smooth transition. This proposal was rejected. STMG Board has a transition plan already in place - three directors have already announced intention to resign by year-end. The remaining directors would help transition in the new directors. Removal of existing Board members would be highly distracting and potentially damaging to the Company, potentially causing delays in implementing ongoing initiatives; there would be no institutional memory on the board, no orderly transition and therefore could be potentially very disruptive.

Dissident's Issues Sun-Times Media Group has an aggressive strategic plan it is currently implementing in an extremely tough industry environment that already addresses three areas of concern raised by DK: Cash burn IRS/legacy issues Repositioning the Company for the future

Cash Burn Rate DK has raised concern about STMG's cash burn rate. Sun-Times Media Group is tackling cash burn on several key fronts, with the goal of being cash-flow neutral in the next 12-24 months. Earlier in 2008 the STMG Board took steps to reduce costs by $50 million In November 2008 the Board announced it intends to reduce expenses by an additional $50 million We expect these ambitious reductions to lead to cash-flow neutrality within the next 12-24 months. Contrast these actions and plans with DK's silence on any concrete steps to address this issue.

IRS Tax Issue At the end of 2006, about the time this management team was assembled, we had about $1.0 billion of accruals to cover contingent tax liabilities in Canada and the U.S. In 2007 we reached an agreement with the Canada Revenue Agency allowing us to reduce our tax contingency accruals by $572 million. We reported "other tax liabilities" of $597 million as of 9/30/08, primarily related to U.S. tax issues. In January 2008 the IRS sent us an examination report of 1996-2003 that set forth proposed adjustments. A second concern raised by DK has been resolving an outstanding IRS contingent tax liability inherited by current management from a former management team who were convicted in 2007 in connection with certain of their actions with respect to the Company.

IRS Tax Issue (continued) We have submitted an appeal to the IRS and expect the process to take 18-36 months. We can also appeal to U.S. Tax Court should the company receive an unfavorable resolution at the end of the appeals process. The STMG Board has assembled a top-notch team of ex-IRS and prominent tax advisers to guide us through the audit process. We are committed to resolving this as favorably as possible for the Company and are working toward a negotiated solution.

Repositioning the Company for the Future STMG's board recognizes the value of the Sun-Times News Group brands in the Chicago market and is undertaking an expansion of these brands STMG is continuing efforts to transform the Company to a fully integrated 24/7 news operation with strong digital capabilities that encourage greater interactivity with our readers, including news alerts and blogs YourSeason.com was expanded in August 2008 after a February 2008 launch and covers prep sports at 380 Chicago area high schools. Page hits for the site hit 2 million in November, a great success for a startup site, and more than 170 advertising sponsors for schools' individual Web pages have been signed We have launched multiple products related to the election of Barack Obama, including a popular DVD of his election night speech and commemorative issues of the Chicago Sun-Times In September, our Suntimes.com Web site drew more than 4 million unique viewers In all, the Sun-Times News Group has more than 3 million unique weekly readers of our print products - touching a significant portion of the 9.4 million people in the Chicago DMA

Conclusion and Recommendations Shareholders should NOT return a WHITE consent card. Shareholders should return the BLUE consent revocation card indicated "Yes, Revoke My Consent" on all three proposals. Shareholders should back the Board's previously announced plan for certain directors to resign, while management and the Board continue to recruit highly qualified local candidates able to best serve the Company and it shareholders.